Exhibit 23.8

Quartet Holdco Ltd.

777 Third Avenue, 37th Floor

New York, New York

August 11, 2014

Dear Sir/Madam:

Reference is made to the registration statement on Form S-4 (the “Registration Statement”), of Quartet Holdco Ltd. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us set forth in the Registration Statement. We further advise the Company that our role has been limited to the provision of such statistical and graphical data supplied by us. With respect to such statistical and graphical data, we advise you that:

1.	We have accurately described the information and data of dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

2.	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Yours faithfully,

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd